News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports 3rd Quarter Net Income of $1.88 per Share;
Operating Income per Share Is up 48% to $1.72;
Premiums Grow 6%; Combined Ratio is 93.3%

     WARREN, New Jersey, October 26, 2004 — The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2004 was $364.0 million or $1.88 per share, compared to $259.8 million ($1.37 per share) in the third quarter of 2003.

     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased to $332.3 million from $220.5 million in the third quarter of 2003. Operating income per share increased 48% to $1.72 from $1.16.

     Property and casualty net premiums written in the third quarter of 2004 grew 6% to $3.0 billion. Excluding Chubb Re, premium growth was 8%. U.S. premiums grew 6%. Non-U.S. premiums grew 11%, or 4% in local currencies.

     The combined loss and expense ratio for the third quarter was 93.3% in 2004 and 96.6% in 2003. Including $180 million in hurricane losses, catastrophe losses in the 2004 third quarter were $196.1 million, accounting for 6.7 percentage points of the combined ratio, compared to $96.0 million (3.7 points) in the third quarter of 2003. The expense ratio for the third quarter was 29.4% in 2004 and 30.9% in 2003.

Nine Month Results

     For the first nine months of 2004, net income was $1.08 billion or $5.61 per share, compared with $736.5 million or $4.13 per share for the first nine months of 2003. Operating income totaled a record $981.4 million or $5.10 per share for the first nine months of 2004, compared with $680.8 million or $3.82 per share in the first nine months of 2003. Results for the first nine months include an after-tax loss of $11 million or $0.06 per share from Chubb Financial Solutions, compared with a loss of $20 million or $0.11 per share in the first nine months of 2003.

     Property and casualty net premiums written in the first nine months of 2004 increased 10% to $9.0 billion. Chubb Re accounted for 1 percentage point of this growth. The combined ratio for the first nine months was 92.9% in 2004 and 95.8% in 2003. Catastrophe losses for the first nine months (excluding the $80 million September 11th reserve release in the second quarter of 2004) were $338.5 million (3.9 percentage points of the combined ratio) in 2004, compared to $261.5 million (3.5 points) in 2003. The expense ratio for the first nine months was 29.7% in 2004 and 30.7% in 2003.

Outlook for 2004

     “Chubb had a terrific third quarter despite the severe hurricane season,” said John D. Finnegan, Chairman, President and Chief Executive Officer, “with solid premium growth, excellent underwriting profitability and higher investment income. Going forward, we are continuing to execute our underwriting strategy, control expenses and focus on selectively growing the business in areas that offer the best profit opportunities.

     “Each quarter this year has been outstanding, resulting in record earnings for the first nine months,” said Mr. Finnegan. “Based on these results and our expectations for the fourth quarter, we are confident that we will achieve our full-year earnings guidance of $6.80 to $7.20 per share. Consistent with our previous guidance, this estimate excludes realized investment gains and losses, excludes Chubb Financial Solutions results and assumes 3 percentage points of catastrophe losses for the year.”

Third Quarter Operations Review

     Chubb Personal Insurance (CPI) premiums grew 9% to $754 million. CPI’s combined ratio was 101.2%, compared to 99.9% in the third quarter of 2003. Catastrophe losses in the third quarter accounted for 19.0 percentage points of the combined ratio in 2004 compared to 10.7 percentage points in 2003. Excluding catastrophe losses, CPI’s combined ratio improved 7.0 points to 82.2% from 89.2%.

     The homeowners line grew 10%, and the combined ratio was 109.1%, which included 32.1 percentage points of catastrophe losses. Excluding catastrophe losses, the combined ratio was 77.0%. Personal automobile insurance grew 6% and had a combined ratio of 92.5%, while other personal lines, which include valuable articles, excess liability and yacht insurance, grew 12% and had a combined ratio of 88.0%.

     Chubb Commercial Insurance (CCI) premiums grew 10% to $1.12 billion. The combined ratio improved to 82.3% from 90.6%. Third quarter catastrophe losses accounted for 3.5 percentage points of the combined ratio in 2004, compared to 2.9 points in 2003.

     Average renewal rates in the U.S. increased 2% for CCI, which retained 85% of the U.S. accounts that came up for renewal. In the U.S., premiums from new accounts exceeded lost business by a 1.4-to-1 margin.

     Chubb Specialty Insurance (CSI) premiums grew 2% to $1.15 billion. The combined ratio was 99.2%, compared to 100.6% in the third quarter of 2003.

     Executive Protection (EP) net written premiums grew 6%, and the business had a combined ratio of 100.3%. Average renewal rates in the U.S. for EP were down 2%, and the renewal retention rate was 89%. In the U.S., premiums from new EP accounts exceeded lost business by a 2-to-1 margin. Financial Institutions (FI) net premiums declined 1% in the third quarter, and the combined ratio was 103.9%. Average renewal rates in the U.S. for FI were up 1%, and the renewal retention rate was 90%. In the U.S., premiums from new FI accounts exceeded lost business by a 2.4-to-1 margin. For the other specialty lines, premiums were down 3% primarily because of a decline in Chubb Re premiums. The combined ratio for the other specialty lines was 95.9%.

     Property and casualty investment income after taxes for the third quarter increased 13% to $241.6 million from $213.9 million in 2003. For the first nine months of 2004, property and casualty investment income after taxes increased 12% to $695.8 million from $619.1 million.

Webcast Conference Call to be Held Today at 5 P.M.

     Chubb’s senior management will discuss the company’s third quarter performance with investors and analysts today, October 26, at 5:00 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the evening for replay.

About Chubb

     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

     The company’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365
	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss)

Management evaluates underwriting results separately from investment results. The underwriting operations consist of three separate business units: personal insurance, commercial insurance and specialty insurance. Performance of the business units is based on statutory underwriting results. Statutory accounting principles differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost

Book value per share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Ratio or Combined Loss and Expense Ratio

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION

     Certain statements in this document, and certain oral statements made by management from time to time, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. These include statements relating to trends in, or representing management’s beliefs about, our future strategies, operations and financial results, as well as other statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:

•	the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium price increases and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:

•	our expectations relating to reinsurance recoverables;

•	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;

•	our estimates relating to ultimate asbestos liabilities;

•	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the willingness of parties, including us, to settle disputes;

•	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for asbestos, toxic waste and mold claims;

•	development of new theories of liability;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:

•	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

•	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

•	claims and litigation arising out of practices in the financial services industry;

•	legislative or regulatory proposals or changes, including the changes in law and regulation implemented under the Sarbanes-Oxley Act of 2002;

•	the effects of investigations into market practices in the U.S. property and casualty insurance industry;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic conditions including:

•	changes in interest rates, market credit spreads and the performance of the financial markets, generally and as they relate to credit risks assumed by our Chubb Financial Solutions unit in particular;

•	the effects of inflation;

•	changes in domestic and foreign laws, regulations and taxes;

•	changes in competition and pricing environments;

•	regional or general changes in asset valuations;

•	the inability to reinsure certain risks economically;

•	changes in the litigation environment;

•	general market conditions; and

•	our ability to implement management’s strategic plans and initiatives.

     The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended September 30
	Third Quarter		Nine Months
	2004	2003	2004	2003
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,025.7	$2,845.5	$8,972.7	$8,137.5
Increase in Unearned Premiums	(70.7)	(237.3)	(362.1)	(670.9)

Premiums Earned	2,955.0	2,608.2	8,610.6	7,466.6

Losses and Loss Expenses	1,881.8	1,711.3	5,428.3	4,850.0
Operating Costs and Expenses	888.1	876.7	2,658.7	2,490.3
Increase in Deferred Policy Acquisition Costs	(15.6)	(56.4)	(65.0)	(133.7)
Dividends to Policyholders	7.3	6.0	21.8	18.0

Underwriting Income	193.4	70.6	566.8	242.0

Investments
Investment Income Before Expenses	304.2	274.1	885.0	794.2
Investment Expenses	5.1	4.5	17.2	17.5

Investment Income	299.1	269.6	867.8	776.7

Other Charges	(1.2)	(.9)	(3.7)	(22.6)

Property and Casualty Income	491.3	339.3	1,430.9	996.1
CHUBB FINANCIAL SOLUTIONS NON-INSURANCE BUSINESS	.2	(38.8)	(17.0)	(30.6)
CORPORATE AND OTHER	(60.3)	(23.3)	(125.0)	(102.4)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	431.2	277.2	1,288.9	863.1
Federal and Foreign Income Tax	98.9	56.7	307.5	182.3

CONSOLIDATED OPERATING INCOME	332.3	220.5	981.4	680.8
REALIZED INVESTMENT GAINS AFTER INCOME TAX	31.7	39.3	99.4	55.7

CONSOLIDATED NET INCOME	$364.0	$259.8	$1,080.8	$736.5

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$241.6	$213.9	$695.8	$619.1

	Periods Ended September 30
	Third Quarter		Nine Months
	2004	2003	2004	2003
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	193.3	189.4	192.5	178.4
Actual Common Shares at End of Period	191.6	187.7	191.6	187.7
DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.72	$1.16	$5.10	$3.82
Realized Investment Gains	.16	.21	.51	.31

Net Income	$1.88	$1.37	$5.61	$4.13

Effect of Catastrophe Losses
September 11 Attack	$—	$—	$.27	$—
All Other	(.66)	(.33)	(1.14)	(.95)

Total	$(.66)	$(.33)	$(.87)	$(.95)

Effect of Chubb Financial Solutions Non-Insurance Business	$—	$(.14)	$(.06)	$(.11)

	Sept. 30	Dec. 31
	2004	2003
BOOK VALUE PER COMMON SHARE	$50.01	$45.33
BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	47.24	42.21

PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2004	2003	2004	2003
Losses and Loss Expenses to Premiums Earned	63.9%	65.7%	63.2%	65.1%
Expenses to Premiums Written	29.4	30.9	29.7	30.7

Combined Loss and Expense Ratio	93.3%	96.6%	92.9%	95.8%

Effect of Catastrophe Losses (Other Than Those From the September 11 Attack) on Combined Loss and Expense Ratio	6.7%	3.7%	3.9%	3.5%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2004	2003	2004	2003
		(in millions)
Paid Losses and Loss Expenses	$1,175.6	$1,337.4	$3,783.5	$3,708.9
Increase in Unpaid Losses and Loss Expenses	706.2	373.9	1,644.8	1,141.1

Total Losses and Loss Expenses	$1,881.8	$1,711.3	$5,428.3	$4,850.0

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums		Combined Loss and
	Written		Expense Ratios
	2004	2003	2004	2003
	(in millions)
NINE MONTHS ENDED SEPTEMBER 30
Personal Insurance
Automobile	$474.1	$443.6	94.2%	98.9%
Homeowners	1,217.6	1,114.2	103.4	106.6
Other	425.7	391.4	82.4	77.8

Total Personal	2,117.4	1,949.2	97.1	98.9

Commercial Insurance
Multiple Peril	879.4	809.4	76.7	90.3
Casualty	1,170.0	1,010.0	87.2	88.7
Workers’ Compensation	573.2	475.9	91.8	92.2
Property and Marine	816.8	766.1	72.5	89.3

Total Commercial	3,439.4	3,061.4	81.4	89.6

Specialty Insurance
Executive Protection	1,610.3	1,526.0	101.2	104.0
Financial Institutions	639.7	603.4	125.0	111.5
Other	1,165.9	997.5	89.3	84.4

Total Specialty	3,415.9	3,126.9	101.5	99.8

Total	$8,972.7	$8,137.5	92.9%	95.8%

QUARTER ENDED SEPTEMBER 30
Personal Insurance
Automobile	$163.7	$154.3	92.5%	96.4%
Homeowners	443.2	402.9	109.1	108.7
Other	147.3	132.1	88.0	78.7

Total Personal	754.2	689.3	101.2	99.9

Commercial Insurance
Multiple Peril	287.8	276.6	77.1	92.7
Casualty	386.6	331.4	89.1	90.8
Workers’ Compensation	184.3	158.4	90.1	94.1
Property and Marine	258.5	253.6	73.3	86.4

Total Commercial	1,117.2	1,020.0	82.3	90.6

Specialty Insurance
Executive Protection	558.6	525.0	100.3	104.2
Financial Institutions	181.6	182.8	103.9	111.4
Other	414.1	428.4	95.9	87.8

Total Specialty	1,154.3	1,136.2	99.2	100.6

Total	$3,025.7	$2,845.5	93.3%	96.6%